Exhibit 99.1

For Release: July 22, 2008	For Further Information:
Steven R. Lewis, President & CEO David W. Gifford, CFO (330) 373-1221

First Place Financial Corp. Reports Quarterly Net Income of $2.9 Million

Highlights

•	Net income for the fourth quarter of fiscal 2008 was $2.9 million, down from $4.8 million in the third quarter of fiscal 2008.

•	Net income for the year ended June 30, 2008 was $10.8 million down from $25.6 million in net income for the year ended June 30, 2007.

•	The Board of Directors declared their 38th consecutive quarterly cash dividend. The dividend was $0.085 per share, down from the preceding quarter rate of $0.17 per share.

•	The net interest margin increased for the second quarter in a row and was 3.13% for the quarter ended June 30, 2008

•

Mortgage banking gains were up 38% for the fourth quarter of the current year compared with the fourth quarter of the prior year and up 28% for the current year compared with the prior year in spite of a challenging environment for mortgage banking.

•	Commercial loans grew $21 million during the current quarter and $187 million for the year or at an annualized rate of 7% during the current quarter and 18% for the year.

Summary

Warren, Ohio — July 22, 2008 — First Place Financial Corp. (Nasdaq: FPFC) reported net income of $2.9 million for the quarter ended June 30, 2008, a decrease of $2.7 million compared with net income of $5.6 million for the quarter ended June 30, 2007. The decrease was primarily due to an increase of $1.5 million in the provision for loan losses and a $1.4 million charge for impairment of securities. Earnings per share for the current quarter were $0.18 compared with $0.33 for the same quarter in the prior year. Return on average equity for the current quarter was 3.75% compared with 6.84% for the prior year quarter. Return on average tangible equity for the current quarter was 5.67% compared with 10.15% for the quarter ended June 30, 2007.

Net income of $2.9 million for the quarter ended June 30, 2008 represented a decrease of $1.9 million from net income of $4.8 million for the quarter ended March 31, 2008. The decrease in net income was due to a charge for impairment of securities, merger expenses and a decrease in mortgage banking gains. Diluted earnings per share were $0.18 for the current quarter compared to diluted earnings per share of $0.30 for the preceding quarter ended March 31, 2008. Return on average equity for the current quarter was 3.75% compared with 6.11% for the preceding quarter ended March 31, 2008.

For the year ended June 30, 2008, First Place Financial Corp. or the Company reported net income of $10.8 million compared with $25.6 million for the year ended June 30, 2007, or a decrease of $14.8 million or 57.9%. Diluted earnings per share were $0.67 for fiscal 2008 compared with $1.49 for fiscal 2007, or a decline of 55.0%. Return on average assets and return on average equity for the year ended June 30, 2008 were 0.33% and 3.41%, respectively, down from 0.83% and 7.92%, respectively, for the year ended June 30, 2007.

Core earnings are a supplementary financial measure computed using methods other than generally accepted accounting principles (GAAP) that exclude certain unusual or nonrecurring items of revenue or expense. The $1.2 million pre-tax charge for merger expenses for the year ended June 30, 2008, and the $0.7 million pre-tax charge for merger expenses for the year ended June 30, 2007 have been excluded from core earnings. For additional information on core earnings, see the Explanation of Certain Non-GAAP Measures beginning on page five of this release and the Reconciliation of GAAP Net Income to Core Earnings on page nine.

Core earnings for the year ended June 30, 2008 were $11.6 million compared with $26.1 million for the year ended June 30, 2007, or a decrease of 55.6%. Core diluted earnings per share were $0.72 for fiscal year 2008 compared with $1.52 for fiscal year 2007. Core return on average equity for the current year was 3.66% compared with 8.07% for the prior year. Core return on average tangible equity for the current year was 5.52% compared with 11.93% for the prior year.

On June 30, 2008 First Place completed its acquisition of OC Financial, Inc. (OC Financial). The acquisition adds retail offices in Dublin, Ohio in the Columbus, Ohio metropolitan area and in Cleveland Heights, Ohio in the Cleveland metropolitan area. The financial results in this release include the $68 million of assets acquired but do not include any revenue or expense of OC Financial.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “Without the noncash securities impairment and merger charges, our results for the current quarter were very similar to last quarter’s results without the one-time gain from the adoption of SAB 109. More importantly, we were able to decrease nonperforming loans and slow the increase in nonperforming assets. With all of the negative publicity given to asset quality problems in the Midwest, we are encouraged by this progress. I am particularly pleased with the performance of our core business units which achieved success in commercial lending, mortgage banking and core deposit growth. Net interest margin expansion clearly illustrates that success. As you might expect, prudent management of capital in these uncertain times is a priority. As a result, we have reduced our dividend by 50%. And finally, we welcome OC Financial and its two locations to First Place. We look forward to the growth opportunities their addition represents.”

Revenue

Net interest income for the fourth quarter of fiscal 2008 was $22.9 million, an increase of $1.0 million or 4.6% over the fourth quarter of fiscal 2007. This increase was the result of a 3.2% increase in average earning assets in the current quarter compared with the same quarter in the prior year and an increase in the net interest margin of six basis points to 3.13% for the current quarter from 3.07% for the same quarter in the prior year. Net interest income also improved compared to the preceding quarter. Net interest income of $22.9 million and net interest margin of 3.13% for the quarter ended June 30, 2008 were both increases over net interest income of $21.8 million and net interest margin of 2.98% for the quarter ended March 31, 2008. A combination of falling short-term interest rates from September 2007 through April 2008 and a high concentration of maturing certificates of deposit enabled First Place to reduce deposit costs more rapidly than asset yields declined in the current quarter.

Noninterest income for the fourth quarter of fiscal 2008 was $7.5 million, a decrease of $1.6 million or 17.1% compared with the same quarter in the prior year. The majority of this decrease was due to a pre-tax charge of $1.4 million for impairment of securities in the current quarter. The increase in mortgage banking gains of $0.7 million was primarily due to an increase of $22 million in the volume of loans sold to $298 million for the current quarter compared to $276 million for the same quarter in the prior year and an increase of 18 basis points in the profit margin on the loans sold. Other income—non-bank for the current quarter was $1.3 million, a decrease of

$0.6 million or 31.3% compared with the same quarter in the prior year. The decrease in other income – non-bank was primarily due to decreases in investment and real estate commissions related to the economic slowdown in the Company’s market area.

First Place currently owns $10.5 million of Fannie Mae preferred stock. The market value of these securities at June 30, 2008 was $9.3 million or $1.2 million less than First Place’s book value. At June 30, 2008, management determined that the impairment in these securities was substantially due to interest rate changes and was temporary. Since that time, there has been significant public speculation, both positive and negative, about Fannie Mae’s solvency and the adequacy of their current level of capital. As a result, the market value for this preferred stock has fluctuated widely. As of the date of this release, First Place continues to seek additional information about the financial condition of Fannie Mae as of June 30, 2008. If we determine that this preferred stock is other than temporarily impaired at June 30, 2008, we will record up to an additional $1.2 million in other than temporary impairment write-downs as of June 30, 2008. This could reduce net income for the quarter and year ended June 30, 2008 by as much as $0.8 million. Regardless of the outcome of this issue, there would be no change to total shareholders’ equity in the statement of financial condition as these securities are included in securities available for sale at market value. The impairment in these securities has already been recorded as an unrealized mark to market loss included in the accumulated other comprehensive loss category of shareholders’ equity. The Company anticipates finalizing research on this issue and determining whether additional other than temporary impairment exists prior to filing our annual report on Form 10-K for the year ended June 30, 2008.

Noninterest Expense

Noninterest expense for the fourth quarter of fiscal year 2008 was $21.2 million, an increase of $1.8 million or 9.1% compared with the same quarter in the prior year. Salaries and employee benefit costs increased $1.5 million or 17.8% and occupancy and equipment costs increased $0.5 million or 17.5%. Salaries and employee benefits increased primarily due to a decrease in the capitalized direct loan costs related to a decrease in the level of commercial loan originations. Occupancy and equipment costs increased due to an increase in depreciation related to additions in computer hardware, software and property and equipment related to the acquisition of Flint, Michigan branches late in April 2007 and the acquisition of Hicksville Building, Loan and Savings Bank (HBLS Bank) in October 2007. Real estate owned expense increased $0.7 million, which was related to an increase in the volume of properties added to real estate owned in recent months and write-downs taken to reflect the decline in the value of residential property during the current quarter. Noninterest expense as a percent of average assets was 2.60% for the quarter ended June 30, 2008, up from 2.49% for the same quarter in the prior year.

Core noninterest expense excludes merger, integration and restructuring costs. Core noninterest expense for the quarter ended June 30, 2008 was $20.8 million, an increase of $2.1 million or 11.1% over core noninterest expense of $18.7 million in the same quarter in the prior year.

Noninterest expense for the fourth quarter of fiscal 2008 of $21.2 million increased $1.2 million or 6.2% from $20.0 million for the preceding quarter of fiscal 2008. The increase was primarily due to increases in real estate owned expense and merger expenses. Noninterest expense as a percent of average assets increased to 2.60% in the current quarter compared with 2.45% for the preceding quarter.

Asset Quality

Nonperforming assets, which are comprised of nonperforming loans and real estate owned, were $74.4 million at June 30, 2008, or 2.22% of total assets, up $33.7 million from $40.7 million or 1.26% of total assets at June 30, 2007. Nonperforming loans were $50.7 million at June 30, 2008, or 1.91% of total loans, up $16.7 million from $34.0 million or 1.35% of total loans at June 30, 2007. Real estate owned was $23.7 million at June 30, 2008, up $17.0 million from $6.7 million at June 30, 2007. Between March 31, 2008 and June 30, 2008, nonperforming assets increased $3.7 million due to an increase of $10.5 million in real estate owned, partially offset by a decrease of $6.8 million in nonperforming loans. First Place works with borrowers to avoid foreclosure if at all possible. Furthermore, if it becomes inevitable that a borrower will not be able to retain ownership of their property, First Place often seeks a deed in lieu of foreclosure in order to gain control of the property earlier in the recovery process. First Place has been very successful in obtaining deeds in lieu of foreclosure in the current quarter. As a result, the balance of real estate owned grew 79.3% during the current quarter while nonperforming loans have declined 11.8%. Over the long term, this should result in a significant reduction in the holding period for nonperforming assets and reduce economic losses. Single family residential properties represented $15.3 million of the $23.7 million balance of real estate owned at June 30, 2008.

Net charge-offs were $5.4 million in the current quarter which was an increase of $4.2 million over net charge-offs of $1.2 million in the prior year quarter and an increase of $3.2 million from net charge-offs of $2.2 million in the preceding quarter. Each quarter management performs a review of estimated probable incurred credit losses in the loan portfolio at each balance sheet date. Based on this analysis, a provision for loan losses of $4.6 million was recorded for the quarter ended June 30, 2008. That provision was a $1.4 million increase over the provision of $3.2 million recorded in the quarter ended June 30, 2007 and a $0.1 million decrease from the provision of $4.7 million recorded in the preceding quarter. The allowance for loan losses increased $2.3 million to $28.2 million at June 30, 2008, from $25.9 million at June 30, 2007. The ratio of the allowance for loan losses to total loans was 1.07% at June 30, 2008, compared with 1.10% at March 31, 2008 and 1.03% at June 30, 2007. Another factor considered in determining the level of the allowance is the type of collateral. Of the total nonperforming loans at June 30, 2008, 98% were secured by real estate. Real estate loans are generally well secured and if these loans do default, the actual losses are often only a portion of the total loan amount.

Steven Lewis commented, “We have had great success during the fourth quarter in obtaining deeds in lieu of foreclosure which will allow us to preserve our collateral and get it on the market more rapidly. This has resulted in a high level of charge-offs in the current quarter but will benefit us in future quarters. Our level of delinquencies and nonperforming loans continues to remain high as the values of residential real estate have continued to remain at depressed levels. However, we have experienced a decrease in delinquent single family loans during the quarter ended June 30, 2008 which is encouraging. On the economic front, we believe that the announcement of the addition of a third shift at the Lordstown, Ohio General Motors plant will benefit the economy in the Mahoning Valley. We continue to recognize the full cost of our current delinquent and nonperforming loans through our provision for loans losses. This quarter we increased our allowance for loan losses as a percentage of nonperforming loans to 55.6% up from 50.0% last quarter, an increase of 11.2%. We remain committed to reducing nonperforming assets in the coming months.”

Balance Sheet Activity

Assets were $3.341 billion at June 30, 2008, compared with $3.226 billion at June 30, 2007, an increase of $115 million or 3.6%. Virtually all of this growth was accounted for by two acquisitions, HBLS Bank on October 31, 2007 with $48 million in assets and OC Financial on June 30, 2008 with $68 million in total assets. Total portfolio loans were $2.649 billion at June 30, 2008, an increase of $141 million from June 30, 2007. Commercial loans increased $187 million during fiscal 2008, or 17.9%, to $1.234 billion. Commercial loans now account for 46.6% of the loan portfolio up from 41.7% at June 30, 2007. Mortgage and construction loans decreased $65 million during the current fiscal year and consumer loans increased $19 million during the same period. Loans held for sale declined $24 million to $72 million at June 30, 2008 compared with $96 million at June 30, 2007.

Deposits totaled $2.369 billion at June 30, 2008, an increase of $128 million since June 30, 2007. This increase included $40 million in deposits acquired as part of HBLS Bank in October 2007 and $43 million in deposits acquired as part of OC Financial in June 2008. Total borrowings increased $28 million to $621 million at June 30, 2008, compared with June 30, 2007.

Shareholders’ equity remains strong; it was $318 million at June 30, 2008, down $8 million from June 30, 2007. The decline was primarily due to $14 million of purchases of treasury stock during the first six months of fiscal 2008 partially offset by $9 million in treasury stock issued in connection with the acquisition of OC Financial.

During the six months ended December 31, 2007, First Place purchased 880,086 outstanding shares at an average price of $16.04 per share. There were no treasury stock purchases during the third and fourth quarters of the fiscal year and the board authorizations to purchase treasury stock have expired. Shareholders’ equity as a percent of assets was 9.52% at June 30, 2008, down from 9.54% at March 31, 2008 and down from 10.11% at June 30, 2007. Tangible equity to tangible assets decreased to 6.52% at June 30, 2008 down from 6.53% at March 31, 2008 and down from 6.99% at June 30, 2007. First Place Bank remains well capitalized under regulatory capital standards.

Steven Lewis noted, “We continue to grow with high quality commercial loans bringing greater diversity, higher yields and more business customers with multiple relationships to the Bank. In the current quarter we were able to fund this growth with increases in savings accounts at favorable rates resulting in an increase in our net interest margin. While total assets increased during the quarter, that increase was supported by common stock issued as part of the OC Financial acquisition. We are committed to maintaining our strong capital position in these uncertain financial times.”

Pending Acquisition

On May 8, 2008, First Place announced that it had signed a definitive agreement to acquire Camco Financial Corporation, the holding company for Advantage Bank headquartered in Cambridge, Ohio. At March 31, 2008, Camco Financial Corporation had approximately $1.03 billion in assets and currently operates 23 offices in Ohio, Kentucky and West Virginia. The transaction is expected to be marginally accretive to regulatory capital and contribute positively to First Place’s earnings per share, excluding one-time merger-related costs, in its subsequent fiscal year ending June 30, 2009. The transaction is expected to close during the fourth calendar quarter of 2008 pending regulatory approval, the approvals of First Place and Camco shareholders, and satisfaction of other customary closing conditions.

Board Actions

At its regular meeting held on July 22, 2008, the Board of Directors declared a per share cash dividend of $0.085 payable on August 14, 2008, to shareholders of record as of the close of business on July 31, 2008. This dividend is a 50% reduction from the dividends of $0.17 declared in recent quarters. The Board’s decision to reduce the quarterly cash dividend will increase capital available to support future growth or to be retained in First Place. Steven Lewis commented, “Retaining more capital in the Bank is the prudent thing to do given the current economic environment. The current quarter is the third quarter with earnings below historical levels, and this reduction in the dividend rate will return the dividend payout ratio to the 40-50% range where we have operated historically.”

About First Place Financial Corp.

First Place Financial Corp. is a $3.3 billion financial services holding company based in Warren, Ohio. First Place Financial Corp. operates 45 retail locations, 2 business financial service centers and 20 loan production offices through the First Place Bank and the Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. Similarly, core noninterest expense or core noninterest income exclude the pretax impact of those same items that impact noninterest income or noninterest expense. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page nine.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, words or phrases such as “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended June 30,		Percent	Year ended June 30,		Percent
(Dollars in thousands, except share data)	2008	2007	Change	2008	2007	Change
Interest income	$44,860	$47,739	(6.0)%	$189,672	$186,464	1.7%
Interest expense	21,999	25,885	(15.0)	102,046	99,459	2.6

Net interest income	22,861	21,854	4.6	87,626	87,005	0.7
Provision for loan losses	4,631	3,176	45.8	16,467	7,391	122.8

Net interest income after provision for loan losses	18,230	18,678	(2.4)	71,159	79,614	(10.6)

Noninterest income
Service charges on deposit accounts	2,140	1,987	7.7	8,346	6,436	29.7
Net gains on sale of securities	137	346	(60.4)	874	430	103.3
Impairment of securities	(1,436)	—	N/M	(7,336)	—	N/M
Mortgage banking gains	2,398	1,737	38.1	9,257	7,240	27.9
Gain on sale of loan servicing rights	—	107	N/M	1,961	107	N/M
Loan servicing income	317	279	13.6	50	1,232	(95.9)
Other income – bank	1,778	1,686	5.5	6,747	7,066	(4.5)
Insurance commission income	900	1,055	(14.7)	3,630	3,633	(0.1)
Other income – non-bank	1,297	1,888	(31.3)	4,843	6,144	(21.2)

Total noninterest income	7,531	9,085	(17.1)	28,372	32,288	(12.1)

Noninterest expense
Salaries and employee benefits	10,156	8,625	17.8	40,875	35,951	13.7
Occupancy and equipment	3,513	2,989	17.5	13,140	11,577	13.5
Professional fees	627	852	(26.4)	2,781	3,010	(7.6)
Loan expenses	641	489	31.1	2,117	2,121	(0.2)
Marketing	558	786	(29.0)	2,684	2,535	5.9
Merger, integration & restructuring	451	749	(39.8)	1,241	749	65.7
State and local taxes	175	451	(61.2)	897	1,239	(27.6)
Amortization of intangible assets	1,019	1,118	(8.9)	4,346	4,321	0.6
Real estate owned expense	894	186	380.6	3,584	726	393.7
Other expense	3,175	3,197	(0.7)	12,400	11,967	3.6

Total noninterest expense	21,209	19,442	9.1	84,065	74,196	13.3

Income before income tax expense	4,552	8,321	(45.3)	15,466	37,706	(59.0)
Income tax expense	1,636	2,696	(39.3)	4,674	12,082	(61.3)

Net income	$2,916	$5,625	(48.2)	$10,792	$25,624	(57.9)

SHARE DATA:
Basic earnings per share	$0.18	$0.33	(45.5)%	$0.67	$1.51	(55.6)%
Diluted earnings per share	$0.18	$0.33	(45.5)	$0.67	$1.49	(55.0)
Cash dividends per share	$0.170	$0.155	9.7	$0.665	$0.605	9.9
Average shares outstanding - basic	15,986,481	16,934,216	(5.6)	16,132,198	16,954,804	(4.9)
Average shares outstanding - diluted	15,992,275	17,105,823	(6.5)	16,195,704	17,171,684	(5.7)

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	June 30, 2008 (Unaudited)	Mar. 31, 2008 (Unaudited)	Dec. 31, 2007 (Unaudited)	Sept. 30, 2007 (Unaudited)	June 30, 2007
ASSETS
Cash and due from banks	$59,483	$52,351	$47,268	$54,866	$77,226
Interest-bearing deposits in other banks	4,151	5,049	13,583	19,496	9,989
Fed funds sold	5,608	—	—	—	—
Securities available for sale	284,559	275,519	267,709	268,610	285,242
Loans held for sale	72,341	85,372	72,547	60,646	96,163
Loans
Mortgage and construction	1,015,010	1,018,083	1,081,719	1,095,060	1,079,788
Commercial	1,234,130	1,212,947	1,173,115	1,070,159	1,046,893
Consumer	399,637	384,629	393,383	383,229	381,011

Total loans	2,648,777	2,615,659	2,648,217	2,548,448	2,507,692
Less allowance for loan losses	28,216	28,874	26,360	26,165	25,851

Loans, net	2,620,561	2,586,785	2,621,857	2,522,283	2,481,841
Federal Home Loan Bank stock	35,761	34,523	34,100	33,209	33,209
Premises and equipment, net	40,089	50,902	51,568	46,415	45,639
Premises and equipment held for sale, net	13,555	—	—	—	—
Goodwill	93,626	91,978	91,835	91,692	91,692
Core deposit and other intangibles	13,573	13,998	15,108	15,587	16,678
Other assets	98,176	92,507	88,699	89,791	88,534

Total assets	$3,341,483	$3,288,984	$3,304,274	$3,202,595	$3,226,213

LIABILITIES
Deposits
Noninterest-bearing checking	$248,851	$227,994	$228,019	$226,710	$242,068
Interest-bearing checking	159,874	155,941	157,742	145,925	154,941
Savings	475,835	453,609	432,644	403,630	390,462
Money market	359,801	362,711	391,027	394,748	404,248
Certificates of deposit	1,124,731	1,128,340	1,090,411	1,060,222	1,048,977

Total deposits	2,369,092	2,328,595	2,299,843	2,231,235	2,240,696
Short-term borrowings	195,800	150,214	222,471	224,736	195,249
Long-term debt	425,674	464,371	436,518	384,450	397,914
Other liabilities	32,781	32,106	33,353	39,466	66,167

Total liabilities	3,023,347	2,975,286	2,992,185	2,879,887	2,900,026

SHAREHOLDERS’ EQUITY	318,136	313,698	312,089	322,708	326,187

Total liabilities and shareholders’ equity	$3,341,483	$3,288,984	$3,304,274	$3,202,595	$3,226,213

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the year ended June 30,
	6/30/08 4th Qtr	3/31/08 3rd Qtr	12/31/07 2nd Qtr	9/30/07 1st Qtr	6/30/07 4th Qtr
(Dollars in thousands except per share data)	FY 2008	FY 2008	FY 2008	FY 2008	FY 2007	2008	2007
EARNINGS (GAAP)
Tax equivalent net interest income	$23,241	22,246	21,930	21,746	22,211	89,163	88,451
Net interest income	$22,861	21,835	21,558	21,372	21,854	87,626	87,005
Provision for loan losses	$4,631	4,680	5,195	1,961	3,176	16,467	7,391
Noninterest income	$7,531	9,936	714	10,191	9,085	28,372	32,288
Noninterest expense	$21,209	19,972	22,455	20,429	19,442	84,065	74,196
Net income (loss)	$2,916	4,769	(3,147)	6,254	5,625	10,792	25,624
Basic earnings (loss) per share	$0.18	0.30	(0.20)	0.38	0.33	0.67	1.51
Diluted earnings (loss) per share	$0.18	0.30	(0.20)	0.38	0.33	0.67	1.49

PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	0.36%	0.59%	(0.39)%	0.78%	0.72%	0.33%	0.83%
Return on average equity	3.75%	6.11%	(3.93)%	7.72%	6.84%	3.41%	7.92%
Return on average tangible assets	0.37%	0.61%	(0.40)%	0.81%	0.75%	0.34%	0.86%
Return on average tangible equity	5.67%	9.25%	(5.91)%	11.60%	10.15%	5.13%	11.71%
Net interest margin, fully tax equivalent	3.13%	2.98%	2.92%	2.94%	3.07%	2.96%	3.11%
Efficiency ratio	68.93%	62.06%	99.17%	63.97%	62.12%	71.52%	61.45%
Noninterest expense as a percent of average assets	2.60%	2.45%	2.76%	2.55%	2.49%	2.59%	2.41%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income (loss)	$2,916	4,769	(3,147)	6,254	5,625	10,792	25,624
Merger, integration and restructuring, net of tax	$293	—	514	—	487	807	487
Core earnings (loss)	$3,209	4,769	(2,633)	6,254	6,112	11,599	26,111

CORE EARNINGS
Core earnings	$3,209	4,769	(2,633)	6,254	6,112	11,599	26,111
Basic core earnings (loss) per share	$0.20	0.30	(0.16)	0.38	0.36	0.72	1.54
Core diluted earnings (loss) per share	$0.20	0.30	(0.16)	0.38	0.36	0.72	1.52

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.39%	0.59%	(0.32)%	0.78%	0.78%	0.36%	0.85%
Core return on average equity	4.13%	6.11%	(3.28)%	7.72%	7.44%	3.66%	8.07%
Core return on average tangible assets	0.41%	0.61%	(0.33)%	0.81%	0.81%	0.37%	0.88%
Core return on average tangible equity	6.23%	9.25%	(4.94)%	11.60%	11.03%	5.52%	11.93%
Core net interest margin, fully tax equivalent	3.13%	2.98%	2.92%	2.94%	3.07%	2.96%	3.11%
Core efficiency ratio	67.46%	62.06%	95.68%	63.97%	59.73%	70.47%	60.83%
Core noninterest expense as a percent of average assets	2.55%	2.45%	2.66%	2.55%	2.39%	2.55%	2.38%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the year ended June 30,
	6/30/08 4th Qtr	3/31/08 3rd Qtr	12/31/07 2nd Qtr	9/30/07 1st Qtr	6/30/07 4th Qtr
(Dollars in thousands except per share data)	FY 2008	FY 2008	FY 2008	FY 2008	FY 2007	2008	2007
CAPITAL
Equity to total assets at end of period	9.52%	9.54%	9.45%	10.08%	10.11%	9.52%	10.11%
Tangible equity to tangible assets	6.52%	6.53%	6.42%	6.96%	6.99%	6.52%	6.99%
Book value per share	$18.74	19.11	19.01	19.24	18.92	18.74	18.92
Tangible book value per share	$12.43	12.65	12.50	12.85	12.64	12.43	12.64
Period-end market value per share	$9.40	13.00	13.99	17.70	21.12	9.40	21.12
Dividends declared per common share	$0.170	0.170	0.170	0.155	0.155	0.665	0.605
Common stock dividend payout ratio	94.44%	56.67%	N/M	40.79%	46.97%	99.25%	40.60%
Period-end common shares outstanding (000)	16,973	16,418	16,416	16,770	17,236	16,973	17,236
Average basic shares outstanding (000)	15,986	15,969	16,096	16,475	16,934	16,132	16,955
Average diluted shares outstanding (000)	15,992	15,999	16,096	16,590	17,106	16,196	17,172

ASSET QUALITY
Net charge-offs	$5,434	2,165	5,254	1,647	1,169	14,500	3,859
Annualized net charge-offs to average loans	0.84%	0.33%	0.80%	0.26%	0.19%	0.56%	0.16%
Nonperforming loans (NPLs)	$50,722	57,480	46,322	36,832	33,962	50,722	33,962
NPLs as a percent of total loans	1.91%	2.20%	1.75%	1.45%	1.35%	1.91%	1.35%
Nonperforming assets (NPAs)	$74,417	70,692	55,914	46,848	40,678	74,417	40,678
NPAs as a percent of total assets	2.22%	2.15%	1.69%	1.46%	1.26%	2.22%	1.26%
Allowance for loan losses	$28,216	28,874	26,360	26,165	25,851	28,216	25,851
Allowance for loan losses as a percent of loans	1.07%	1.10%	1.00%	1.03%	1.03%	1.07%	1.03%
Allowance for loan losses as a percent of NPLs	55.63%	50.23%	56.91%	71.04%	76.12%	55.63%	76.12%

MORTGAGE BANKING
Mortgage originations	$333,000	335,700	282,400	330,700	356,300	1,281,800	1,120,200
Net gains on sale of loans	$2,398	3,938	1,065	1,856	1,737	9,257	7,240
Mortgage servicing portfolio	$1,425,915	1,357,944	1,228,283	1,062,742	2,095,607	1,425,915	2,095,607
Mortgage servicing rights	$14,272	13,402	11,721	10,876	20,785	14,272	20,785
Mortgage servicing rights valuation (loss) recovery	$(100)	(145)	(305)	—	70	(550)	111
Mortgage servicing rights / Mortgage servicing portfolio	1.00%	0.99%	0.95%	1.02%	0.99%	1.00%	0.99%

END OF PERIOD BALANCES
Assets	$3,341,483	3,288,984	3,304,274	3,202,595	3,226,213	3,341,483	3,226,213
Deposits	$2,369,092	2,328,595	2,299,843	2,231,235	2,240,696	2,369,092	2,240,696
Shareholders’ equity	$318,136	313,698	312,089	322,708	326,187	318,136	326,187
Tangible shareholders’ equity	$210,937	207,722	205,146	215,429	217,817	210,937	217,817

AVERAGE BALANCES
Loans	$2,584,075	2,625,799	2,613,435	2,551,278	2,503,590	2,593,585	2,435,203
Loans held for sale	$84,488	74,675	60,112	82,538	93,719	75,431	103,731
Earning assets	$2,990,218	3,007,062	2,989,442	2,939,959	2,898,204	2,983,420	2,844,184
Assets	$3,277,767	3,276,830	3,236,941	3,185,983	3,134,562	3,244,183	3,080,945
Deposits	$2,330,860	2,323,244	2,279,620	2,225,830	2,193,083	2,289,632	2,117,703
Shareholders’ equity	$312,467	313,888	318,909	322,372	329,652	316,932	323,575
Tangible shareholders’ equity	$207,009	207,400	211,933	214,555	220,330	210,243	218,826